EXHIBIT 99.1

CONTACT:
Frank L. Jennings, President	Telephone: (303) 527-2903
Global Casinos, Inc.	Fax: (303) 527-2916
5455 Spine Road, Suite C
Boulder, Colorado 80301

GLOBAL CASINOS ENGAGES
MICHELLE KNOLL COMMUNICATIONS

Boulder, CO, August 22, 2005 - Global Casinos, Inc. (OTCBB: GBCS) is pleased to announce the engagement of Michelle Knoll Communications (MKC) to assist in business development and public relations. MKC specializes in providing smaller casinos with a level of communications expertise usually available at larger casinos. MKC will design and implement a customized marketing and public relations plan to expand our business.

Michelle Knoll's experience includes executive positions at the Monte Carlo Resort & Casino, and the Las Vegas Hilton. In 1997, Knoll was recognized as a "Distinguished Woman of Nevada." She is a graduate of the University of Nevada, Las Vegas with a Bachelor of Arts degree in communications. MKC is based in Las Vegas, Nevada.

Frank L Jennings, President of Global Casinos, Inc., stated "We are extremely happy to obtain the services of MKC. Michelle Knoll has broad experience in the casino industry and greatly strengthens our business development capabilities. Her assistance will be beneficial as we seek merger and acquisition candidates and as we evaluate the marketing activities of various casinos. In addition, she will assist in the development of our corporate website."

About Global Casinos, Inc.

Global Casinos, Inc. is the parent company of Casinos USA, Inc. which owns and operates the Bull Durham Saloon and Casino located in the limited stakes gaming district of Black Hawk, Colorado.

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.